EXHIBIT 99.1
                                                              ------------

                    Touchstone Applied Science Associates Inc.
                             4 Hardscrabble Heights
                            Brewster, NY  10509-0382



For further Information:


At TASA:                                  At The Investor Relations Company:
Andrew L. Simon, President & CEO          Mike Arneth or Brien Gately
845-277-8100                              847-296-4200
asimon@tasa.com                           marneth@tirc.com or bgately@tirc.com


FOR IMMEDIATE RELEASE

                  TOUCHSTONE APPLIED SCIENCE ASSOCIATES REPORTS
                        BUSINESS STRONG IN SECOND QUARTER

                  *    Total Booked Contracts at Record
                  *    Strong Second Half Anticipated
                  *    Revenue Timing on Two Contracts Affects Quarter

BREWSTER, New York, June 15, 2005 - Touchstone Applied Science Associates (OTCBB: TASA) today reported that in spite of deferred revenue affecting two ongoing contracts totaling $467,000, net income for second quarter ended April 30, 2005 totaled $105,891, or four cents a diluted share, compared with $150,141, or five cents a diluted share, for the second quarter a year ago. Net revenue in the quarter totaled $2.4 million, off 12 percent from $2.7 million in the comparable quarter a year ago but ahead of the $2.1 million two years ago. Weighted average diluted shares outstanding rose 4.5 percent to 2,976,518 compared with 2,848,728 in the prior year's quarter.

For the six months, net income totaled $217,238, or seven cents a diluted share, compared with $230,766, or eight cents a diluted share, in the first half last year. Net revenue for the half increased five percent to $5.0 million from $4.8 million in the half a year earlier. Weighted average diluted shares outstanding in the half rose 3.4 percent to 2,943,456 compared with 2,845,495 in the prior year's first half.

Outlook

In reporting results, Andrew L. Simon, president, noted that, "The quarter was strong in terms of business booked and the work in house. Therefore, the outlook for fiscal 2005 is very good as we enter our seasonally stronger second half. From February through May, TASA's new business development efforts resulted in approximately $9.2 million of business booked bringing our total booked business to an all-time high $19.1 million."

Custom Testing

"Second quarter results were significantly influenced by the work flow on two large contracts," Simon said. "Revenues from custom assessment services declined 11 percent to $1.4 million from $1.5 million in the comparable quarter last year but they were still well ahead of the $1 million in the second quarter two years ago. The slight decline was due to tasks related to two contracts that were not performed before quarter end, resulting in revenue being deferred. We expect the work, amounting to about $467,000, to be completed in our second half. In addition, we anticipate that our recent acquisition, Assessment & Evaluation Concepts Inc., will contribute much more to this area of our operations in the second half. This business, although still very small, is now operating at a revenue run rate of about three times above what it was when we acquired it. We look for increasing performance from this new unit."

Proprietary Testing

"Comparative results were adversely impacted by the spike effect of a couple larger orders placed by certain school districts in the 2004 period. These large orders caused that year's quarter to rise 50 percent ahead of the year before. As a small company the impact of large orders sometimes results in quarter-over-quarter comparisons being choppy. However, we expect this business to regain momentum in the second half as the launch of new proprietary tests begin to have an impact and our third party test-scoring business continues to grow," Simon added

"We remain profitable as we expand our business and strengthen management, acquiring talent, improving technology and controlling costs," Simon continued. "However, results are also affected by higher fees related to Sarbanes-Oxley, increased accounting fees, and expenses related to improvements in the proprietary unit. Partially offsetting these factors is a lower cost of goods for the six months, down nine percent to $2.4 million, and down 32 percent in the second quarter to $1 million. The improvement is partially due to a favorable blend of products and services."

Balance Sheet

The Company's balance sheet is strong. Working capital as of April 30, 2005 increased to $3.3 million from $3.0 million on October 31, 2004. The current ratio is 2.9:1. Long-term debt was just $176,742 without regard to the long term portion of the deferred gain on the sale leaseback. Stockholders' equity stood at $6.4 million at the end of the second quarter compared to $6 million at October 31, 2004.

Restatement

Net income for the second quarter and the restated year ago quarter include a gain of $31,360 due to the amortization of the gain from the 2003 sale and leaseback of the Company's headquarters facility. As previously reported, the Company is amortizing the gain over the 10 year term of the lease. Previously, the gain had been incorrectly recorded in the year the sale was made. For the six months in both years the gain was $62,720 in each period.

Conference Call Today at 11 AM EDT

Management will host a conference call this morning to discuss first quarter results. The call is scheduled to begin at 11 a.m. Eastern, 10 a.m. Central, 9 a.m. Mountain and 8 a.m. Pacific. Participants may dial:
(201) 689-8359 for the live call. The call will also be webcast live and archived for three months. The webcast can be accessed at:http://www.viavid.net/detailpage.aspx?sid=00002666

A playback of the call will be available shortly after the call and concludes through June 29, 2005. The playback number is (201) 612-7415, using account number 3055 and conference ID 157206.

TASA, based in Brewster, N.Y., designs, develops, calibrates, publishes, markets and sells educational assessment tests primarily to elementary and secondary schools throughout the United States. TASA also provides scanning, scoring and reporting services for all of its tests to states, schools and districts as well as to third parties. Through its custom assessment unit, the company provides consulting services, including test design and development, and psychometric services to states, school districts and textbook publishers. Visit the company's website at www.tasa.com.

Statements contained in this release that are not historical facts are "forward-looking" statements as contemplated by the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are subject to risks and uncertainties, which are enumerated in the company's reports filed with The Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from those projected or implied in the forward-looking statements.


                  TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
                               AND SUBSIDIARIES


                         CONSOLIDATED BALANCE SHEETS




                                                 April 30,            October 31,
                                                  2 0 0 5               2 0 0 4
                                                  -------               -------
                                                (Unaudited)


ASSETS
------
Current assets:
  Cash and temporary investments                 $1,815,457           $1,751,487
  Accounts receivable, net of allowance for
   doubtful accounts of
   $873 and $4,417, respectively                  1,474,143            1,526,559
  Inventories                                       467,185              431,196
  Prepaid expenses and other current assets         611,866              338,354
  Restricted cash                                    32,968               21,954
  Deferred income taxes                             549,851              536,440
                                                 ----------           ----------


        Total current assets                      4,951,470            4,605,990


Property, plant and equipment - net of
  accumulated depreciation of $363,272 and
  $284,567, respectively                            599,452              525,319


Other assets:
  Test passage bank and test development,
    net of accumulated amortization of
    $3,374,393 and $3,174,865,
    respectively                                  2,409,263            2,227,077
  Goodwill                                          316,233              198,159
  Deferred income taxes                             612,627              807,672
  Other assets                                      283,451              326,289
                                                 ----------           ----------


        Total assets                             $9,172,496           $8,690,506
                                                 ==========           ==========



                  TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
                               AND SUBSIDIARIES

                    CONSOLIDATED BALANCE SHEETS (Continued)


                                                  April 30,            October 31,
                                                   2 0 0 5               2 0 0 4
                                                   -------               -------
                                                 (Unaudited)

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Current liabilities:
  Lines of credit                                $       --           $       --
  Current maturities of long-term debt               44,951               28,606
  Accounts payable                                  278,108              119,448
  Accrued expenses                                  771,016            1,350,546
  Deferred revenue                                  466,751                   --
  Deferred gain on sale of building -
    current portion                                 125,439              125,439
                                                 ----------           ----------


        Total current liabilities                 1,686,265            1,624,039


Long-term debt, net of current portion              176,742              120,291
Deferred gain on sale of building, net of
  current portion                                   898,974              961,692
                                                 ----------           ----------


        Total liabilities                         2,761,981            2,706,022
                                                 ----------           ----------


Commitments and contingencies

Stockholders' equity:
  Preferred stock, $.0001 par value, 5,000,000
    shares authorized, 0 shares-issued and
    outstanding, respectively                            --                   --
  Common stock, $.0001 par value,
    20,000,000 shares authorized, 2,795,250
    and 2,627,703 shares issued and
    outstanding, respectively                           279                  263
  Additional paid-in capital                      5,817,337            5,609,480
  Subscriptions receivable                               --                 (920)
  Retained earnings                                 592,899              375,661
                                                 ----------           ----------


        Total stockholders' equity                6,410,515            5,984,484
                                                 ----------           ----------


Total liabilities and stockholders' equity       $9,172,496           $8,690,506
                                                 ==========           ==========



                  TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
                               AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF INCOME


                                                       Six Months Ended               Three Months Ended
                                                           April 30,                      April 30,
                                                     2 0 0 5        2 0 0 4         2 0 0 5       2 0 0 4
                                                     -------        -------         -------       -------
                                                   (Unaudited)    (Unaudited)     (Unaudited)   (Unaudited)



Net revenue                                       $5,033,112      $4,784,662      $2,380,283    $2,696,868

Cost of goods sold                                 2,376,321       2,602,164       1,028,649     1,513,121
                                                  ----------      ----------      ----------    ----------

Gross profit                                       2,656,791       2,182,498       1,351,634     1,183,747
                                                  ----------      ----------      ----------    ----------

Operating expenses:
     Selling expenses                                746,134         631,306         404,710       356,202
     General and administrative expenses           1,594,523       1,203,951         788,572       587,688
                                                  ----------      ----------      ----------    ----------

Total operating expenses                           2,340,657       1,835,257       1,193,282       943,890
                                                  ----------      ----------      ----------    ----------

Income from operations                               316,134         347,241         158,352       239,857

Other income (expense):
     Gain on sale\leaseback of building               62,720          62,720          31,360        31,360
     Interest income (expense), net                    3,914          (3,130)          1,335        (2,581)
                                                  ----------      ----------      ----------    ----------

Income before income taxes                           382,768         406,831         191,047       268,636

Income taxes                                         165,530         176,065          85,156       118,495
                                                  ----------      ----------      ----------    ----------

Net income                                        $  217,238      $  230,766      $  105,891    $  150,141
                                                  ==========      ==========      ==========    ==========


Weighted average shares outstanding:
   Basic                                           2,747,813       2,606,580       2,780,875     2,609,812
   Diluted                                         2,943,456       2,845,495       2,976,518     2,848,728

Basic earnings per share                          $      .08      $      .09      $      .04    $      .06
Diluted earnings per share                        $      .07      $      .08      $      .04    $      .05
